Exhibit 99.1

Demandware Employee FAQ:

Salesforce signs definitive agreement to acquire Demandware

1.	What was announced?

We have announced that Demandware has entered into an agreement to be acquired by Salesforce in a transaction worth approximately $2.8 billion (net of cash acquired), or $75.00 per share, in cash. When the transaction closes, Demandware will become the Salesforce Commerce Cloud and an integral part of Salesforce’s world class Customer Success Platform.

2.	Who is Salesforce?

Salesforce is the world’s #1 CRM company and the Customer Success Platform. Salesforce has been recognized as one of Forbes’ Most Innovative Companies for the past five years, as one of Fortune’s 100 Best Companies to Work for over the last eight years and Fortune’s most admired software company for the last three years.

With the addition of Demandware’s industry leading digital commerce capabilities to Salesforce’s Customer Success Platform, any company will be able to transform the way they connect with customers 1:1 across sales, service, marketing and now commerce.

3.	What is Salesforce’s culture like?

Salesforce and Demandware share a passionate focus on customer success. And, while Salesforce is a Fortune 500 company, it has maintained its innovative startup mentality… much like we strive to do. In fact, Salesforce has been recognized as one of Forbes most innovative companies for the past five years!

Salesforce sees culture as a key driver of growth and innovation for the company and more importantly a critical part of the company’s DNA. Salesforce describes its core values as follows:

•	Trust: We are serious about creating and maintaining trusted connections with our customers, and do whatever it takes to keep their data secure.

•	Customer Success: Customers are the reason behind everything we do … because at the end of the day, their success is our success.

•	Innovation: Thinking differently is in our DNA. Our passionate spirit of innovation binds us together and enables us to achieve extraordinary things.

•	Giving Back: We donate 1% of our technology, employees’ time and resources to the communities where we live and work.

•	Equality for all: We believe in upholding equal treatment for all and diversity and inclusion at all levels.

•	Wellness: In order to move fast and achieve success for our customers and our company, we must first take care of ourselves and each other.

•	Transparency: There can only be trust where there is transparency, so we always communicate openly and honestly, and voice (and welcome) ideas/opinions in order to drive change.

•	Fun: We take our work seriously, but we try not to take ourselves too seriously … and we always try to enjoy the ride.

4.	Why is Demandware combining with Salesforce?

We believe this is a compelling transaction for Demandware, delivering clear benefits to Demandware’s employees, clients, and partners, as well as creating significant value for our stockholders.

With the addition of Demandware’s industry leading digital commerce capabilities to Salesforce’s Customer Success Platform, any company will be able to transform the way they connect with customers 1:1 across sales, service, marketing, communities, analytics, IoT, platform and now commerce. Demandware customers will be able to leverage the platform to deliver a more comprehensive, personalized consumer experience throughout the entire customer lifecycle while Salesforce customers will gain access to Demandware’s leading enterprise cloud commerce solution.

With Salesforce’s broader global reach and complementary technologies, we will accelerate expansion of our addressable market and delivery of a unified commerce platform empowering brands to connect with consumers through any channel, anytime, anywhere.

This transaction will undoubtedly offer additional opportunities for professional growth and development, since we will now be part of a larger industry leader.

5.	When will the transaction be completed? What are the next steps?

We expect the transaction to close in the second quarter of Salesforce’s fiscal year 2017 (May 1 through July 31), subject to customary closing conditions, approval from antitrust and trade-regulation authorities, and the valid tender of a majority of Demandware’s shares.

Until the transaction closes, it’s business as usual. Demandware remains a separate, independent company, and we will continue to operate as usual. It is important that we stay close to our clients and focused on our product roadmap and other business priorities. You all have played a key role in creating the successful business Demandware is today. It’s critical that we continue to support our business and clients throughout this transaction and beyond.

6.	What does this transaction mean for Demandware employees?

Salesforce recognizes that Demandware’s employees have been an integral part of our company’s success, and has great respect for what we have accomplished. Salesforce expects that Demandware’s employees will continue to be important contributors as part of Salesforce and, over time, as Demandware becomes part of Salesforce, we expect employees to benefit from being part of a larger industry leader.

Additionally, as part of Salesforce, we will have additional resources and complementary capabilities to build on our achievements, accelerating our mission to transform commerce and reinforcing our position as the leading commerce platform for premier retail brands around the world.

Finally, Salesforce’s culture values giving back to the community and social responsibility. Through the 1-1-1 model of integrated corporate philanthropy, Salesforce contributes 1% of its resources, employee time and technology back into the community.

Keep in mind that, until the transaction closes, Demandware remains a separate, independent company, and we will continue to operate as usual. During this time, it is understandable to have some anxiety about the future. However, it is important to your colleagues and to our collective success that you strive to maintain stability and continued focus on our clients and business priorities. If you have questions or concerns in the coming days, please feel free to raise them with your manager or HR representative.

7.	Are any layoffs planned as a result of the transaction?

Salesforce does not expect significant changes to Demandware’s workforce as a result of the transaction. The Demandware leadership team will work closely with Salesforce over the upcoming days and weeks to discuss our organizational structure and roles.

8.	Will there be any changes to employee salaries, compensation or benefits as a result of the transaction?

We will continue to operate as usual through closing, and employee salaries, compensation and benefits will remain intact through that period. Our agreement with Salesforce stipulates that each employee’s total cash compensation will remain substantially comparable for one year beyond the effective date of the agreement. That said, when two companies come together, there are always similarities and differences, particularly with benefits plans, corporate policies, etc. Over the coming weeks, Salesforce and Demandware will review our plans and determine what’s best for Demandware as part of Salesforce. To the extent there are any changes to Demandware’s plans, we will inform you as soon as possible.

9.	Will my manager or reporting line change?

We will continue to operate as usual through closing and do not expect significant changes to reporting lines or management structures during that time period. Over time, changes are inevitable but will be made in consideration of the best interests of the newly combined business.

10.	What happens to Demandware’s headquarters and other operating locations as a result of the transaction?

Recognizing that we have multi-year leases in effect in many locations, we do not anticipate major changes to our operating locations in the near term.

11.	Will I be asked to relocate as a result of the transaction?

For the foreseeable future, Demandware employees will continue to operate from the same locations as they do today.

12.	What will happen to my vested Restricted Stock Awards (RSAs), exercisable Non-Qualified Stock Options (NQSOs), and owned ESPP shares? How do I exercise options and/or tender my shares?

Pursuant to the agreement, Salesforce will commence an offer to acquire all of the outstanding shares of Demandware for $75.00 per share in cash. Employee stockholders may elect to participate in the tender offer with respect to any shares of Demandware stock that they already own (including shares purchased through the ESPP or RSAs that are already vested), and may exercise their vested, but unexercised, NQSOs for shares of Demandware stock and participate in the offer. The offer will commence within 8 business days of the entry into the acquisition agreement. We expect to announce at a future date a deadline by which you must exercise the NQSOs if you wish to tender the shares purchased under such options, but any untendered shares will still be sold to Salesforce if the transaction closes. Note that the tender and the merger are subject to various legal and practical considerations and could still not close.

Example:

If you have 100 vested RSAs, your current value is as follows (based on the 5/27/2016 market close price for DWRE stock):

100 RSAs * 46.38 = $4,638

With the tender offer from Salesforce at a $75 share price, this award will be valued at the following, after deal close:

100 RSAs * 75 = $7,500 (approximately 60% higher value than the market close price on 5/27/2016)

Along with Demandware’s other stockholders, employee stockholders will separately receive communications regarding the terms of the tender offer and instructions on how to tender their shares.

Vested NQSOs that are not exercised and vested Restricted Stock Awards (including those that become vested in connection with the transaction) that are not tendered will be canceled and paid in cash in the merger that follows promptly after the tender offer if the transaction closes. The NQSOs would be canceled for the difference between the deal price and their exercise price, while the shares from untendered Restricted Stock Awards would be purchased for the deal price. In each case, the payments would be subject to taxes and tax withholding.

13.	Will my unvested restricted stock awards (RSAs) or restricted stock units (RSUs) fully vest as a result of this transaction?

No, unvested shares will not automatically vest due to the transaction.

14.	How does this transaction impact my unvested Demandware restricted stock awards (RSAs), restricted stock units (RSUs), and Non-Qualified Stock Options (NQSOs)?

As of the closing date, all unvested Demandware restricted stock awards (RSAs) and restricted stock units (RSUs) will be assumed by Salesforce and exchanged for restricted shares or RSUs (of the same type) of Salesforce stock. The exchanged shares will be subject to substantially the same terms and conditions (including vesting terms) of the applicable Demandware Stock Plan and grant award agreements. The number of shares under such Demandware awards will be multiplied by an exchange ratio. The exchange ratio is based on the per-share deal price divided by an average closing stock price of Salesforce shares shortly before the closing date. (More information about the exchange ratio will be provided to all affected plan participants closer to the closing date.)

Example:

If you have 100 unvested RSUs, and the Salesforce stock is valued at $83.77, the calculation would be as follows:

Exchange Ratio = $75 / $83.77 = 0.89531

100 RSUs * 0.89531 = 89 RSUs of Salesforce stock

Non-Qualified Stock Options are treated similarly. As of the closing date, all unvested Demandware Non-Qualified Stock Options (NQSOs) will be assumed by Salesforce and exchanged for NQSOs of Salesforce stock. The exchanged option will be subject to substantially the same terms and conditions (including vesting terms) of the applicable Demandware Stock Plan and grant award agreements. The Exchange Ratio is calculated the same as noted above for restricted stock for the total number of unvested options; in addition the exercise price is divided by the Exchange Ratio to result in a new exercise price.

Example:

If you have 100 unvested NQSOs each with a strike price of $37, and Salesforce stock is valued at $83.77, the calculation would be as follows:

Exchange Ratio = $75 / $83.77 = 0.89531

Total # of Options: 100 NQSOs * 0.89531 = 89 NQSOs of Salesforce stock

Strike Price: $37 / 0.89531 = $41.33

15.	What will happen with existing 10b5-1 trading plans?

Under the terms of Demandware’s 10b5-1 plan, any such trading plans will be terminated as of the date the transaction was announced (June 1).

16.	Will the June 1st restricted stock and June 30th stock option vesting be impacted by this announcement?

The June 1 restricted stock vest will take place in accordance with normal plan rules; per usual, your shares will hit your account approximately two to three business days following the vest date. Similarly, the June 30th non-qualified stock option vest will take place in accordance with normal plan rules, and the vested options will be available for exercise shortly thereafter.

However, any 10b5-1 trading plans will be terminated as of the date the transaction was announced (June 1). As a result, income tax withholdings for restricted stock vests will need to be funded through other means; those affected by this will receive a personalized communication from Demandware HR with their tax payment information. For individuals who have standing sell-to-cover elections (i.e., you opted into the “sell-to-cover” for your tax treatment on the grant level for any grants awarded in 2014 and after), your sell-to-cover will execute per normal plan rules. Per normal plan rules, you are not able to change your tax election at this time; however, you may engage MSSB brokers directly to sell shares to cover your tax burden (pursuant to the Insider Trading Policy).

17.	Will the rules described above about the equity compensation be different outside the U.S.?

Under the merger agreement, we and Salesforce can decide to treat the awards differently to take into account non-U.S. laws and other matters. We have not reached any conclusions about different treatment at this time.

18.	What will happen to the Demandware employee stock purchase plan?

ESPP and IESPP payroll deductions will continue in accordance with the current rules through the current period, which ends on June 30. As of July 1, shares will be purchased under the existing procedures. Participants will then be able to tender the shares purchased in that period (or, if time does not permit tendering, have the shares purchased in the merger). We anticipate that we will not allow participation in the period that would otherwise begin on July 1 but will announce any change in that decision.

19.	Can I trade Demandware stock during open periods prior to the closing of the transaction?

Yes; however, trading in Demandware stock will continue to be subject to our Insider Trading Policy and applicable law.

20.	What are Salesforce’s plans for integrating Demandware? Will there be any changes to Demandware’s strategy as part of Salesforce?

Today’s announcement is just the first step. Salesforce’s public statements related to the acquisition indicate that, when the transaction closes, Demandware will become the Salesforce Commerce Cloud which is an exciting opportunity for our team. Over the coming weeks, we expect to build an integration team that will work to address how we can best maximize each other’s capabilities and talent, and bring Demandware into the Salesforce organization. We are still early in the process, and it is therefore too early to discuss specifics at this time.

Importantly, both Salesforce and Demandware have strong acquisition track records, and we expect this experience, as well as our shared “customer-first” focus, to support a seamless and smooth transition as we become part of Salesforce.

We will continue to keep employees informed on our progress and plans as they develop.

21.	What happens to the Demandware brand?

As the transaction was just announced, it is too soon to tell what Salesforce’s long term plans will be for the Demandware brand. That said, in Salesforce’s internal and external communications, it positions Demandware as the Salesforce Commerce Cloud. Furthermore, the history of other major Salesforce acquisitions, like Exact Target, imply that it is likely that the Demandware brand will be retired after a period of time.

22.	What will happen with Demandware’s Business Leadership Team?

The Business Leadership team will continue to manage the Company as usual through closing. When the transaction closes, Demandware will report to Alex Dayon. Alex is Salesforce’s President and Chief Product Officer. Alex joined Salesforce in 2008 through the acquisition of InStranet, where he was CEO.

23.	Can we sign new contracts between now and the closing of the transaction?

Yes. It is business as usual. We should continue to compete for business and work to sign new contracts. When evaluating and negotiating agreements with clients or vendors, you should follow normal approval processes and do not make any promises about business agreements as part of Salesforce. Remember, our announcement is just the first step, and until the transaction closes, Demandware remains a separate, independent company.

24.	What should I tell clients?

We are excited that Salesforce has signed a definitive agreement to acquire Demandware and the next chapter of our business. When the transaction closes, Demandware will become the Salesforce Commerce Cloud and an integral part of Salesforce’s Customer Success Platform. Demandware customers will be able to leverage the platform to deliver a more comprehensive, personalized consumer experience throughout the entire customer lifecycle.

As part of Salesforce, we will have additional resources and complementary capabilities to build on our achievements, accelerating our mission to transform commerce and reinforcing our position as the leading commerce platform for premier retail brands around the world.

Our announcement is just the first step. We expect the transaction to close in the second quarter of Salesforce’s fiscal year 2017 (May 1 through July 31). Until that time, Demandware will remain a separate, independent company, and we will continue to conduct business as usual:

•	Client teams and day-to-day support at Demandware will remain the same;

•	Client projects will move forward on existing schedules;

•	We will continue to launch new product as planned; and

•	There will be no change in how we work with or serve our clients.

Over time, as Demandware becomes part of Salesforce, we expect to be able to deliver even more compelling and more innovative capabilities with superior support and service.

Salesforce is committed to investing in our team to capitalize on the multi-billion dollar global market opportunity ahead of us. Feel free to share your excitement and remind customers that it is still very early in the process.

25.	What should I tell vendors?

We will continue to operate as usual through closing, and the company will fulfill all of our contractual commitments. As the transaction was just announced, it is too soon to tell what Salesforce’s long term plans will be for meeting the supplier-needs of the Demandware business.

26.	What should I say if I’m contacted by media or investors about the transaction?

Please do not speak to or respond to requests by media or investors. It is important that we communicate with one voice. Please forward any inquiries from the media or investors to Jim Hillier at +1 781 425 7675 or jhillier@demandware.com.

27.	Who do I contact with questions? Where can I go for more information?

If you have additional questions, please reach out to your manager or HR representative. We have also set up a special mailbox where questions and concerns can be submitted via email: iq@demandware.com. We will do our best to answer additional questions we receive with updates to this FAQ on XChange.

Keep in mind that today’s announcement is just the first step in bringing our companies together. We expect to have more to discuss over the coming weeks as we move toward closing and will make every effort to ensure that employees are informed as plans are finalized.

28.	Can I tweet about this?

Please refrain from posting about the deal except for using the approved tweet below. This is important. Communication from Demandware employees that can potentially affect Demandware’s stockholders’ decision to buy or sell is regulated by securities law, needs to be approved by the legal team and may need to be publicly filed. If you have any questions or have concerns, please contact Jim Hillier at +1 781 425 7675 or jhillier@demandware.com.

•	Approved Tweet: .@Salesforce signs definitive agreement to acquire @Demandware! Learn more here: http://demandware.com/salesforce/press-release

Additional Information

The tender offer has not yet commenced. This FAQ is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This FAQ contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this document including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things, uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted in connection with the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s and Demandware’s expectations as of the date of this document. Demandware undertakes no obligation to update the information provided herein.